UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1)

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TUTOR PERINI CORPORATION
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TUTOR PERINI CORPORATION

15901 Olden Street

Sylmar, California 91342

SUPPLEMENT AND AMENDMENT DATED MAY 16, 2018 TO

PROXY STATEMENT DATED APRIL 13, 2018

This Supplement and Amendment No. 1 to Schedule 14A (this “Supplement and Amendment”) is being filed to supplement and amend Tutor Perini Corporation’s (the “Company”) definitive proxy statement for its 2018 Annual Meeting of Shareholders (“Proxy Statement”), which was filed with the Securities and Exchange Commission on April 13, 2018.

This Supplement and Amendment:

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supplements the disclosure included in the Proxy Statement relating to Proposals 1, 3 and 4 to address certain shareholder voting recommendations published by Institutional Shareholder Services on May 8, 2018 and by Glass, Lewis & Co. on May 2, 2018; and

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amends the disclosure included in the Proxy Statement relating to Proposal 3 in order to provide additional information regarding eligible participants in the new Tutor Perini Corporation Omnibus Incentive Plan and the market price for securities subject to such Plan.

No other changes have been made to the Proxy Statement or to the matters to be considered by the stockholders. All other items of the Proxy Statement are incorporated herein by reference without change. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Proxy Statement. A copy of the Proxy Statement is available on our website at http://investors.tutorperini.com/events-calendar/proxy-voting.

ISS AND GLASS LEWIS SHAREHOLDER VOTING RECOMMENDATIONS

Tutor Perini Corporation (the “Company,” “we,” “us” or “our”) will be holding its 2018 Annual Meeting of Shareholders on May 23, 2018 (the “Meeting”). We are writing to ask for your support at the Meeting by voting in accordance with the recommendations of our Board of Directors (the “Board”) on all agenda items for the Meeting.

We have prepared this Supplement and Amendment to address certain shareholder voting recommendations published by Institutional Shareholder Services (“ISS”) on May 8, 2018 and by Glass, Lewis & Co. (“GL”) on May 2, 2018. We were surprised and disappointed by certain of these voting recommendations. As we outlined in our Proxy Statement, we have taken significant steps toward addressing many of the concerns expressed by shareholders and proxy advisory firms (particularly ISS and GL). We firmly believe that the progress we have made over the last several years clearly demonstrates the Company’s commitment to improve its compensation and overall governance practices. In addition, we have increased the frequency of our shareholder outreach efforts both to ensure we understand the issues most important to our shareholders and to enhance shareholder input into the Company’s compensation philosophy and practices.

We do not believe that certain of the voting recommendations that have been made by ISS and GL fully consider or fairly take into account the relevant facts and circumstances that have been outlined in the Proxy Statement. In particular, we strongly disagree with voting recommendations on the following Proposals:

•	PROPOSAL 1: Election of Directors (Messrs. Peter Arkley, Michael R. Klein and Donald D. Snyder)

•

PROPOSAL 3: Approval to Adopt the New Tutor Perini Corporation Omnibus Incentive Plan (the “Plan”) to Effect the Merger of the Amended and Restated Tutor Perini Corporation Long-Term Incentive Plan and the Tutor Perini Corporation Incentive Compensation Plan (“Approval of the Plan”)

•	PROPOSAL 4: Advisory (non-binding) Vote on Tutor Perini’s Executive Compensation (“Say on Pay”)

ISS’s withhold recommendation on the election of Mr. Arkley is based on its own view of director “independence,” which is different than the New York Stock Exchange (“NYSE”) definition of independence. Our Board has determined that Mr. Arkley is independent under the NYSE rules, which have been approved by the Securities and Exchange Commission. ISS’s view of independence has not been sanctioned by any exchange or governmental body. Further, the withhold recommendations by both ISS and GL for Mr. Klein and Mr. Snyder, who together with Mr. Arkley serve on the Compensation Committee, do not properly consider the significant changes the Company has made on compensation-related issues.

ISS’s against recommendation on Proposal 3 rests on its inherently arbitrary Equity Plan Scorecard (“EPSC”) analysis and its faulty pay-for-performance analysis. The Company failed to score the requisite points to meet the EPSC analysis primarily due to certain provisions in the Plan that are commonly and widely found in equity plans of large public companies (ISS assigned the Company 49.7 points; 53 points are required to meet the EPSC analysis).

Lastly, both ISS’s and GL’s against recommendations on Proposal 4 are based on isolated comparative metrics and proprietary calculations that do not adequately recognize the significant progress the Company has made and is making to modernize our pay programs and corporate governance.

Below is a more detailed explanation of the Company’s rationale for its voting recommendations.

PROPOSAL 3: APPROVAL OF THE PLAN

While we are requesting your support for all of the matters on the Meeting agenda, we feel it is particularly critical that shareholders support Proposal 3, in which we seek approval of the Plan, for the below stated reasons.

Proposal 3 is Shareholder-Friendly

Proposal 3 is shareholder-friendly in the following respects:

•

First and foremost, shares available for issuance under the Plan consist of previously approved shares that are or were available for issuance under Tutor Perini’s two existing shareholder-approved equity plans (collectively, the “Historical Plans”)[1]. As discussed in Proposal 3, the Plan is a result of the merger of the Historical Plans and its share authorization is derived from the prior share authorizations under the Historical Plans (including shares subject to outstanding awards that may be recycled).

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Second, Proposal 3 does not introduce new terms and conditions that are adverse to shareholder interests. Specifically, the Plan includes substantially the same terms and conditions that shareholders already approved under the Historical Plans.

•	Lastly, Proposal 3 supports our philosophy of linking the interest of executives and key employees with those of our shareholders through the use of equity grants.

GL recognizes the importance of Proposal 3. GL agrees with our Board’s recommendation to vote FOR this proposal. GL’s analysis of Proposal 3 noted favorably the following aspects of the Plan:

•	Size of the share pool
•	Level of grants to executives
•	Level of overhang (i.e., the number of shares subject to outstanding awards plus the number of shares available for future grants divided by diluted common shares outstanding)
•	Prohibition on repricing

Approval of Proposal 3 is of Critical Importance to the Company

Approval of Proposal 3 is critical to the operation of the Company. The reasons are manifest and include the following:

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The Plan is not a luxury but a necessity. The prevalence of equity-based incentive plans (such as the Plan) is universal among large public companies. Shareholder approval of the Plan will simply permit us to keep pace with this widespread practice;

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The Plan is important to ensure the Company is able to continue its long-term, share-based incentive strategy, which is a critical element of its Pay-for-Performance compensation philosophy designed to align executive incentives with the creation of shareholder value;

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The Plan is important to ensure that the Company is able to retain and attract the executive talent needed to ensure the future success of the Company, which is especially critical at this time given the unprecedented current market demand, the significant project opportunities anticipated and the fierce competition that the Company faces for executive talent;

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The Plan is important because it reflects changes in the law as a result of the Tax Cut and Jobs Act. Because the Historical Plans will be merged under Proposal 3, this Plan will permit the Company to reduce administrative cost and expenses while administering an equity plan that reflects recent changes in the law; and

_____________________________________________________

1  We currently maintain the Amended and Restated Tutor Perini Corporation Long-Term Incentive Plan, as amended and restated on October 2, 2014 and the Tutor Perini Corporation Incentive Compensation Plan adopted on April 3, 2017.

•

The Plan is important because, without it, the Company will need to rely on significant cash awards in lieu of equity awards for future long-term incentive compensation to key executives. This could have an adverse impact on the Company’s future financial results and, potentially, its stock valuation, and could also impede the Company’s ability to retain and attract executive talent, as well as limit the Company’s ability to execute on certain strategic and capital allocation plans, such as possible mergers and acquisitions or the potential payment of future cash dividends. More importantly, without the Plan, incentive compensation for key executives will increasingly be less aligned with the Company’s goals and shareholders’ interests in long-term value creation.

ISS’s Against Vote Recommendation is Based on Arbitrary and Flawed Reasoning

Surprisingly, ISS has recommended a vote against Proposal 3. ISS’s basis for this recommendation rests on the Company’s score under ISS’s so-called EPSC analysis and on a claimed pay-for-performance disconnect that is driven, in part, from problematic equity grant practices. Neither of these bases are persuasive to support a vote against Proposal 3.

Under its EPSC analysis, ISS scores an issuer’s equity plan and equity grant practices against 14 factors. An aggregate score of 53, out of a possible 100, is necessary to pass the EPSC analysis. ISS assigned a score of 49.7 to the Plan and the Company’s equity grant practices, which is just 3.3 points shy of passing the EPSC analysis. This hardly represents a stinging rebuke of the Plan design or our equity grant practices. Moreover, we received no points from ISS on the following three plan features (i.e., each a factor under the EPSC) each of which are commonly found in equity plans:

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“Liberal” share recycling (i.e., shares that have been tendered for an option’s exercise price or withheld to satisfy tax withholding requirements return to the Plan to fund future grants). The Plan provides what ISS characterizes as “liberal” share recycling. Under such “liberal” share recycling, shares that have been tendered for an option’s exercise price, withheld to satisfy tax withholding requirements or not issued upon the stock settlement of a stock appreciation right (SAR) are returned to the share pool. These returned shares are thereafter available to fund future equity grants, which helps to extend the life of a share pool without increasing shareholder dilution. This recycling approach remains a common feature of equity plans of large public companies.

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The Compensation Committee’s discretionary authority to accelerate vesting of outstanding awards. The Plan grants to the Compensation Committee the discretionary authority to accelerate the vesting of outstanding awards at any time and for any reason, which remains a common feature of equity plans of large public companies. ISS believes that such broad discretionary authority is inappropriate and that only limited discretionary authority is in the interests of shareholders (i.e., vesting may only be accelerated in the case of death or disability). In its report, ISS provides no rationale to support its position. We believe ISS’s policy is misguided and reflects a lack of real-world understanding as to why broad discretionary authority is appropriate. We believe the Compensation Committee’s authority to accelerate vesting should not be handcuffed by ISS’s arbitrary policy that has no evident value to shareholders. However, the value of broad discretionary authority is clearly evident. For example, such discretionary authority allows the Compensation Committee to reward a long-service employee by accelerating the vesting of the employee’s outstanding awards that would otherwise be forfeited upon retirement. In addition, this discretionary authority allows the Compensation Committee to enhance a severance package for an employee who is involuntarily terminated. To date, the Compensation Committee has rarely exercised its discretionary authority.

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The absence of a one-year minimum vesting standard. The Plan provides that any equity award granted to an employee must be subject to a one-year minimum vesting period. An equity plan which includes a one-year minimum vesting period will receive a favorable score for that factor under ISS’s EPSC policy. Yet, ISS did not assign a favorable score for the Plan’s one-year minimum vesting standard. The sole reason is that the Plan does not extend the one-year minimum vesting standard to equity awards granted to non-employee directors. However, if non-employee directors were covered under a separate equity plan that did not include a minimum vesting standard, the Plan would have received a favorable score under ISS’s EPSC policy. ISS provides no explanation for these differing and seemingly arbitrary outcomes.

If ISS had taken the more reasonable approach by using the internal logic of its own policies (i.e., not requiring the application of the one-year minimum vesting standard to non-employee directors covered under an omnibus plan), ISS would have assigned an additional four points to the Company for satisfying the one-year minimum vesting standard. This alone would have resulted in the Company passing the EPSC policy.

ISS also justifies its against vote recommendation on the basis of a claimed CEO pay-for-performance disconnect that, in part, is attributable to the Company’s equity grant practices. ISS determines whether a pay-for-performance disconnect exists by using three proprietary quantitative tests, two of which develop results based on a relative ranking to an ISS-developed peer group. The integrity of these latter two tests rises and falls on the appropriateness of this peer group.

The ISS-developed peer group is comprised of 14 public companies. Only half of these public companies are included in the Company’s proxy-disclosed peer group. The following are the other seven public companies included in the ISS-developed peer group:

ISS Selected Peer Company	Primary Business Lines	Latest Reported Fiscal Year Annual Revenues*
General Cable Corporation	Manufacturer of cable and wire	$3,800,000,000
Huntington Ingalls Industries, Inc.	Military shipbuilder and provider of broad range of technical services	$7,400,000,000
MasTec, Inc.	Engineering and construction for electrical transmission, oil and natural gas pipelines, renewable energy and wireless networks	$6,600,000,000
Oshkosh Corporation	Designs and builds the world's toughest specialty trucks and truck bodies and access equipment	$6,800,000,000
Primoris Services Corporation	Specialty contractor with engineering, fabrication, construction and maintenance services	$2,000,000,000
Trinity Industries, Inc.	Manufacturer of railcars, marine-borne vessels and products for construction and energy industries	$3,700,000,000
Valmont Industries, Inc.	Manufacturers infrastructure products and provides water management services	$2,700,000,000

*Annual revenues have been rounded to the nearest $100 million.

Generally, a peer company should share key industry, financial, operational and talent attributes of the subject company. Of particular importance is similarity of industry or business operations between a peer company and the subject company. Companies with similar business operations tend to maintain similar pay structures and pay levels, adjusted for differing revenue size. All but two of the above ISS-identified peer companies (the exceptions being MasTec, Inc. and Primoris Services Corp.) fail to meet the threshold criteria, as their company’s primary business lines are dramatically different than the Company’s business lines. Based on the foregoing considerations, only two of these seven companies are suitable or appropriate peers of the Company. ISS does not provide any rationale or support for the selection of its selected peer group companies.

The integrity of the entire ISS-developed peer group is undermined due to the inclusion of the majority of the above seven peer companies. ISS used this faulty peer group in two of its three proprietary quantitative tests, which purport to examine the relationship of our CEO’s pay and performance. However, these tests are inherently flawed by reason of the faulty ISS-developed peer group. ISS has failed to explain how test results could possibly generate meaningful information under these circumstances. We believe that ISS is unable to provide such an explanation simply because none exists. The fact is that the two quantitative tests are made wholly unsuitable for examining our CEO’s compensation for any purpose due to the faulty ISS-developed peer group.

Accordingly, the Board of Directors recommends a vote FOR the approval of the Tutor Perini Corporation Omnibus Incentive Plan to ensure the Company is able to continue its long-term, share-based incentive strategy, which aligns key executives’ incentive compensation with the Company’s goals and shareholders’ interests, and to avoid any potential adverse impacts associated with the use of significant cash in lieu of equity for future long-term compensation awards. Approval of the Plan will also allow the Company to retain and attract executive talent, which is especially critical at this time given the unprecedented current market demand, the significant project opportunities anticipated and the fierce competition for executive talent within our industry.

PROPOSAL 1 – ELECTION OF DIRECTORS

Peter Arkley

GL has concurred with the Board’s recommendation that shareholders vote FOR the election of Mr. Arkley, whereas ISS has recommended a withhold vote.

As discussed in more detail below, the Board has made a determination that Mr. Arkley satisfies the independence requirement applicable to non-employee board members in accordance with the NYSE Listing Standards. ISS determined otherwise based on its own definition of independence. Whereas the NYSE Listing Standards (including by extension the independence requirements) have been approved by the Securities and Exchange Commission, ISS’s notion of independence has not been sanctioned by any exchange or federal agency.

In its proxy analysis report, ISS classifies Mr. Arkley as an “Affiliated Outsider” concluding, in effect, that his role as Senior Managing Director of Alliant Insurance Services (“Alliant”) may impair his ability to act independently of the Company’s management. In reaching its conclusion, ISS appears to set aside the relevant regulation around director independence, Section 303A of the NYSE Listing Standards, choosing instead to form a conclusion based on its own subjective guidelines and at a quantitative threshold materially lower than that which is required by the NYSE. In spite of ISS’s position that Mr. Arkley is an Affiliated Outsider and should not serve on the Governance Committee or any other Board committee reserved for independent directors, Mr. Arkley is, in fact, fully qualified to serve as in independent director under NYSE and SEC rules. We believe that the basis for ISS’s conclusion is overreaching and excessively restrictive given the Company’s specific analysis and disclosure of Mr. Arkley’s independence in the Proxy Statement. ISS fails to cite any specific reasons for its conclusion. (ISS mentions that the Proxy Statement does not disclose the specific amount of fees the Company paid to Alliant in 2017, though ISS does not acknowledge that such disclosure is not required nor does it contend that such information is material, which the Company has concluded it is not.)

As disclosed in the Proxy Statement, the Board assesses the independence of directors annually, pursuant to Section 303A of the NYSE Listing Standards. As of its most recent assessment, the Board has affirmatively determined that Mr. Arkley is, in fact, independent. In making its determination of independence, the Board considered Mr. Arkley’s relationship with the Company and its management. The Board also broadly considered all relevant facts and circumstances when assessing whether Mr. Arkley, directly or indirectly through his role at Alliant, had a material relationship with the Company that should disqualify him from being considered “independent.” The Board reached a considered judgment that Mr. Arkley is independent, in light of the applicable facts and standards, and we are pleased that GL agrees with the Board’s conclusion on this point. We strongly disagree with ISS’s contrary view.

For the reasons set forth above, we strongly disagree with the reasoning behind ISS’s withhold recommendation, and the Board re-affirms its recommendation that shareholders vote FOR the election of Peter Arkley.

Michael R. Klein and Donald D. Snyder

ISS and GL have both recommended a withhold vote for Messrs. Klein and Snyder.

In its proxy analysis report, GL points to concerns over the Company’s history with respect to the advisory resolution on executive compensation (Proposal 4) and claimed misalignment of CEO pay and performance as the primary drivers for its conclusion to recommend a withhold vote. Similarly, ISS bases its withhold vote recommendation on claimed inadequate response by the Compensation Committee to investor concerns and failed Say on Pay vote outcomes. The Company disagrees with these conclusions, as it believes that the Compensation Committee has taken considerable and significant steps toward improving the Company’s executive compensation program. Messrs. Klein’s and Snyder’s leadership has been instrumental in the Compensation Committee’s and Board’s efforts to address the views of our shareholders and proxy advisory firms on these matters, as detailed in the Proxy Statement and below in the discussion related to Proposal 4. Both GL and ISS have failed to give the Compensation Committee adequate credit for the significant steps taken to improve the Company’s compensation program and governance practices.

For the reasons set forth above and below, we strongly disagree with the reasoning behind ISS’s and GL’s withhold recommendations, and the Board re-affirms its recommendation that shareholders vote FOR the election of Michael R. Klein and Donald D. Snyder.

PROPOSAL 4 – ADVISORY (NON-BINDING) VOTE ON TUTOR PERINI’S EXECUTIVE COMPENSATION

Both ISS and GL have recommended against votes on Proposal 4, despite the significant improvements we have made to our compensation programs and governance practices over the last several years. The following summarizes these improvements which were made by the Company in response to issues raised by our shareholders and proxy advisory firms, which are further discussed in our Proxy Statement:

Concern		How We Have Been Responsive	See Indicated Page of Proxy for Additional Information
1.	Mixed responsiveness to low Say on Pay vote	The Company and Compensation Committee have taken various significant steps detailed in this CD&A, to make executive compensation and governance improvements requested by shareholders	29
2.	Level of total CEO compensation

Mr. Tutor’s total compensation is lower than some of the CEOs in our peer group, including two CEOs whose respective companies’ five-year stock performance has been substantially lower in comparison to Tutor Perini’s performance. In addition, Mr. Tutor’s total realized compensation over the last three years was significantly lower than his total compensation as required to be reported in the proxy on the Summary Compensation Table.

30, 35, 41 and 44
3.	Composition of peer group

In response to shareholder concerns, beginning in 2018 the Company will no longer include privately held companies or U.S. subsidiaries of foreign parent companies in its peer group used for executive compensation purposes.

30 and 36
4.	Lack of diversity in performance metrics for short-term incentive (STI) compensation

In response to suggestions that the Company utilize metrics other than pre-tax income for annual incentive compensation, beginning in 2017 the Company and Compensation Committee implemented the following performance metrics for STI compensation: pre-tax income; operating cash flow; safety; and individual performance.

30 and 37
5.	Lack of diversity in performance metrics for long-term incentive (LTI) compensation

In 2017, the Company and the Compensation Committee implemented a policy requiring all new LTI performance-based awards to include at least one relative return metric, such as 3-year relative TSR, and discontinued its use of pre-tax income as the sole performance measure for LTI awards.

31, 39 and 40
6.	Short performance periods for most LTI awards	In 2017, the Company and Compensation Committee implemented a policy to cease utilizing one-year performance periods for future LTI awards.	31, 39 and 40
7.	Share pledging	The number of shares pledged by Mr. Tutor and Mr. Frost decreased significantly in 2017. No other director or NEO has any pledged shares. Furthermore, in 2017 the Company implemented a policy that discourages future share pledging for NEOs and directors.	32
8.	No specific prohibition in equity plan against payment of dividends on unvested shares

Our Current Plan and the new Plan clearly prohibit the payment of dividends on any unvested shares (for both time-based and performance-based awards). Note that this is a clarification of the Company’s policy since we have not previously paid dividends on unvested shares.

19, 32 and Exh. A, p. 14

Both ISS and GL virtually ignored these substantial improvements and based their against vote recommendations for Proposal 4 primarily on the amount of Mr. Tutor’s total compensation, which they assess to be high relative to the compensation for the peer groups they have selected, and the amount of Mr. Tutor’s long-term equity compensation, which in their opinion is high and misaligned with the Company’s performance.

In their respective reports, however, neither ISS nor GL adequately acknowledged the unique factors underlying the Compensation Committee’s executive compensation decisions: Mr. Tutor’s unique leadership role in the growth and development of the Company into a strong, vertically integrated market leader; his key involvement throughout the Company’s unique history; Tutor Perini’s private company legacy; and the importance of retaining Mr. Tutor’s services given the current opportunities in the construction industry, particularly in the higher-margin Civil segment, where Mr. Tutor’s knowledge and skills are particularly valuable to the Company’s future success. See page 35 of the Proxy Statement for further details about these and other unique factors, and the appropriateness of the Company’s peer group.

Importantly, all of Mr. Tutor’s long-term equity awards through 2017 have been performance-based. For example, under his two initial three-year relative total shareholder return (“TSR”) performance awards, Mr. Tutor would only receive his target payout if the Company’s TSR relative to its public company peers is at the 50th percentile.

With regard to forfeited short- and long-term incentive compensation, neither ISS nor GL addressed the significant impact of Mr. Tutor’s forfeitures in 2017 ($5.6 million), nor addressed the fact that his total realized compensation (compensation that was actually received as opposed to what was awarded), as reflected in the Total Realized Compensation table on page 44 of the Proxy Statement, was substantially lower than his total compensation as reported in the Summary Compensation Table on page 42 of the Proxy Statement.

It is also important to note that the Compensation Committee has increased Mr. Tutor’s base salary only once since 2008, and did not award him any additional equity in 2017, despite the fact that Mr. Tutor’s total compensation is lower than some of the CEOs in our peer group, including two CEOs whose respective companies’ five-year stock performance has been substantially lower in comparison to Tutor Perini’s performance.

Based on the above, the Company strongly disagrees with the reasoning behind the against vote recommendations of ISS and GL, and the Board continues to recommend that shareholders vote FOR Proposal 4 - Advisory (Non-Binding) Vote on Tutor Perini’s Executive Compensation.

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Thank you for your careful consideration of the matters discussed in this Supplement and Amendment. We value your input and opinions and would be pleased to discuss further any concerns or questions you may have.

NEW TUTOR PERINI CORPORATION

OMNIBUS INCENTIVE PLAN

In connection with Proposal 3 (Approval to Adopt the New Tutor Perini Corporation Omnibus Incentive Plan to Effect the Merger of the Amended and Restated Tutor Perini Corporation Long-Term Incentive Plan and the Tutor Perini Corporation Incentive Compensation Plan), in order to provide additional information regarding eligible participants in the Company’s Plan and the market price for securities subject to the Plan, the Proxy Statement is amended by (1) adding a new section, “Market Price,” on page 19 below “Plan Administration” and (2) revising the information set forth in the first paragraph under the caption “Eligibility and Limitations on Grants” on page 19 of the Proxy Statement so that such paragraph reads in its entirety as follows:

Amendment (1):

Market Price. On April 10, 2018, the last reported price of the Company’s Common Stock on the New York Stock Exchange was $22.70. The trading price of the Company’s Common Stock on the New York Stock Exchange is reported by many publicly available sources on both a real-time and a delayed basis and also is available on the Company’s website at http://investors.tutorperini.com/stock-information/stock-quote-and-chart/default.aspx.

Amendment (2):

Eligibility and Limitation on Grants. All full-time and part-time officers and other employees, non-employee directors and other key persons (including consultants and prospective employees) of Tutor Perini and its subsidiaries are eligible to participate in the Plan, subject to the discretion of the Administrator. As of April 30, 2018, the Company had 8,815 employees, which number includes all officers. The Company has nine non-employee directors and is nominating an additional non-employee director (as was disclosed on pages 4-7 of the Proxy Statement). All of these individuals would be eligible to participate in the Plan. There are no “key persons” currently identified as potential participants in the Plan, although the Company anticipates that as a result of future events the Administrator may identify some “key persons” to be participants. The Company does not presently expect that the aggregate number of such “key persons” (excluding individuals who in the future become employees of the Company) will be material. An immaterial number of “key persons” participated in the Historical Plans.